                                                                    EXHIBIT 99.1
                                                                    ------------


                                                     INVESTOR CONTACT:
                                                     Bill Robertson
                                                     Director, Corporate Finance
                                                     (949) 936-8340
                                                     www.hineshorticulture.com



          HINES HORTICULTURE, INC. REPORTS 2006 SECOND QUARTER RESULTS

Irvine, California - August 10, 2006 - Hines Horticulture, Inc. (NASDAQ: HORT), the leading operator of commercial nurseries in North America, today reported net sales for the second quarter of 2006 of $154.9 million, down 12.4% from $176.9 million for the second quarter a year ago. Net sales for the six-month period ended June 30, 2006 of $211.8 million declined 12.1% from net sales of $240.9 million for the comparable period in 2005.

"Delayed product availability as a result of rain in Northern California, poor product sell-through at our customers' stores in the Southeast and lost market share throughout the Eastern Region all contributed to the sales decline in the second quarter compared to a year ago," said Rob Ferguson, Chief Executive Officer. "Despite our efforts, our market share in the Northeast, Mid-Atlantic and Southeast has continued to deteriorate. More intense competition, significant pricing pressures and customer consolidations have all contributed to the decline in net sales in these regions. Going forward, we are focused on exploring the options available to the Company designed to strengthen our competitive position in the markets where we have a more stable presence, as well as pursuing the divestiture of certain assets that will enable us to improve liquidity, reduce leverage and concentrate on our continuing business."

SECOND QUARTER RESULTS
----------------------
Gross profit for the second quarter of 2006 was $68.6 million, or 44.3% of net sales, compared to $89.1 million, or 50.3% of net sales, for the comparable period in 2005. The decrease in second quarter 2006 gross profit and gross profit margin was mainly attributable to lower net sales and the sale of higher cost inventory produced during 2005. Increased scrap in the Northeast as a result of inclement weather and in the Southeast due to reduced product sell-through also contributed to the reduction in our gross profit and gross profit margin during the second quarter.

Operating income for the second quarter of 2006 of $4.2 million declined 86.4% from $31.3 million during the second quarter a year ago. The decline in operating income resulted from a decline in gross profit for the period of $20.5 million, an asset impairment charge at three of our four Northeast facilities totaling $8.0 million, an increase of $0.5 million in general and administrative costs and $0.6 million of other operating expenses, which include consulting fees related to our productivity improvement initiatives. The gross profit decline and unfavorable increase in operating expenses were partially offset by decreased selling and distribution expenses of $2.6 million, which declined as a result of lower sales unit volume during the second quarter of 2006.

Other non-operating expenses for the second quarter of 2006 were $5.6 million compared to $6.3 million for the comparable period in 2005. The decrease was mainly due to lower interest expense as a result of lower outstanding debt, partially offset by higher interest rates.

Net loss for the second quarter of 2006 was $0.8 million, or $0.04 per diluted share, compared to net income of $14.7 million, or $0.67 per diluted share, for the comparable period a year ago. The shift from net income to net loss is attributable to lower net sales volume, the gross profit margin decline, the asset impairment charge taken during the second quarter and other factors discussed above.

NON-GAAP FINANCIAL MEASURES
---------------------------
"EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA plus severance charges and asset impairments. Adjusted EBITDA for the second quarter of 2006 was $15.3 million compared to $34.6 million for the same period last year. A reconciliation of net loss to EBITDA and Adjusted EBITDA for the second quarters of 2006 and 2005 is included in this earnings release.

SIX-MONTH PERIOD ENDED JUNE 30, 2006
------------------------------------
Gross profit for the six months ended June 30, 2006 was $94.6 million, or 44.7% of net sales, compared to $120.3 million, or 49.9% of net sales, for the comparable period in 2005. The decline in gross profit and gross profit margin was mainly due to lower overall sales and the sale of higher cost inventory produced during 2005, as well as the increased scrap in the Northeast and Southeast during the second quarter of 2006.

Operating income for the six months ended June 30, 2006 was $2.3 million, down $31.8 million, or 93.3%, from $34.1 million for the comparable period a year ago. The decline in operating income resulted from lower net sales volume, the gross profit decline and the second quarter asset impairment charge in the Northeast, partially offset by a decrease in selling and distribution expenses during the period.

Net loss for the six months ended June 30, 2006 was $5.2 million, or $0.24 per diluted share, compared to net income of $13.0 million, or $0.59 per diluted share for the comparable period a year ago. The shift from net income to net loss was mainly attributable to lower operating income, partially offset by a decrease in interest expense.

NON-GAAP FINANCIAL MEASURES
---------------------------
Adjusted EBITDA for the six-month period ended June 30, 2006 was $16.1 million compared to $40.0 million for the same period last year. A reconciliation of net income to EBITDA and Adjusted EBITDA for the six-month period of 2006 and 2005 is included in this earnings release.

VACAVILLE LAND SALE
-------------------
As previously disclosed, on March 1, 2006, we received notice that Triad Communities, L.P. had elected to exercise its option to purchase our 168-acre property in Vacaville, California. Total proceeds from the Option Agreement and sale of the land were approximately $16.9 million, which included approximately $2.6 million in option payments. The balance of $14.3 million was collected on April 3, 2006, which coincided with the close of escrow and transfer of title.

For accounting purposes the entire gain on the sale of the property will be deferred, due to the Company's continuing involvement, as defined in SFAS No. 98, "Accounting for Leases," in the property. The deferral was recorded in the second quarter of 2006.

THIRD AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT
------------------------------------------------------
At June 30, 2006, the Company was not in compliance with its minimum fixed charge coverage ratio covenant under its Senior Credit Facility due primarily to the decline in sales during the second quarter. On August 8, 2006, Hines negotiated and entered into the Third Amendment and Limited Waiver to Credit Agreement (the "Amendment") to the Credit Agreement dated as of September 30, 2003. The Amendment waives the requirement that the Company comply with the minimum fixed charge coverage ratio covenant for the periods ended June 30, 2006 and September 30, 2006. The Amendment also establishes a reduction in the aggregate revolving loan commitment under the credit facility from $120 million to $100 million and institutes a maximum revolving utilization restriction. The Amendment also increases the interest rate spread by twenty-five basis points on outstanding prime and LIBOR borrowings, increases unused line fees and establishes new fixed charge covenant ratios beginning in the fourth quarter of 2006. In addition, the Company is required to generate a pre-determined minimum amount of aggregate proceeds from the sale of certain assets by no later than December 31, 2006.

On August 8, 2006, the Company received approval from its Board of Directors to pursue the sale of its four color nursery facilities in the Northeast and certain assets in Miami, Florida in connection with the Company entering into the Amendment and the requirements in the Amendment that the facilities and assets be sold by the Company by the end of the year.

IMPAIRMENT OF LONG-LIVED ASSETS
-------------------------------
As required by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company has performed impairment tests on the individual facilities expected to be sold by year-end. These impairment tests determined that the carrying amount of three of the facilities located in the Northeast were not recoverable and had exceeded each facility's respective fair value. As a result of these impairments, the Company recorded an $8.0 million charge to operating income at June 30, 2006.

QUARTERLY EARNINGS CONFERENCE CALL
----------------------------------
The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Thursday, August 10, 2006. This call can be accessed live at Hines Horticulture's web site at www.hineshorticulture.com, where it will also be available for replay for one year. The webcast is also being distributed over CCBN's Investor Distribution Network, where individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via CCBN's password-protected event management site at www.streetevents.com.

ABOUT HINES
-----------
Hines Horticulture is the leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe's and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Certain forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, prospects, developments, expectations, and intentions, statements about the Company exploring options designed to strengthen its competitive position in the markets where it has a more stable presence, as well as pursuing the divestiture of certain assets, statements that asset divestitures will assist the Company to improve liquidity, reduce leverage and concentrate on its continuing business and other statements contained in the press release that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in the Company's filings with the Securities and Exchange Commission. These factors include, but are not limited to, general economic trends and seasonality, general agricultural risks beyond our control including risks associated with disease and pests and with sudden oak death, adverse weather conditions, increases in the prices for water, petroleum and raw materials, our substantial leverage and ability to service our debt, restrictive covenants under our debt facilities, competitive practices in the industry in which we compete, fluctuations in our operating costs, revenues and cash flows from operations, our dependence on a limited number of key customers, increases in transportation and fuel costs, inclement weather impacting sales and other factors set forth in such filings. Additional factors also include the implementation costs and challenges associated with The Home Depot's new "pay by scan" inventory management program where our customer does not take ownership of the inventory at its stores until the product is scanned at the register when sold to the retailer buyer and the possibility that the required asset sales will not occur before the end of the year and/or that the Company may not achieve the minimum level of aggregate proceeds from the asset sales.

The Company's annual report on Form 10-K and other SEC filings, as well as news releases and other supplementary financial data are available by accessing the Company's website at www.hineshorticulture.com.


                                - Tables Follow -

                                                    HINES HORTICULTURE, INC.
                          Results of Operations for the Three and Six Months Ended June 30, 2006 and 2005
                                     (Unaudited, in thousands, except share and per share data)


                                                             Three Months Ended                         Six Months Ended
                                                  ---------------------------------------   ---------------------------------------
                                                    June 30,        June 30,                  June 30,       June 30,
                                                      2006            2005       % Change       2006           2005         % Change
                                                  ------------    ------------    -------   ------------    ------------    -------

Sales, net                                        $    154,945    $    176,893      -12.4%  $    211,847    $    240,883      -12.1%
Costs of goods sold                                     86,369          87,843       -1.7%       117,254         120,609       -2.8%
                                                  ------------    ------------    -------   ------------    ------------    -------

Gross profit                                            68,576          89,050      -23.0%        94,593         120,274      -21.4%
% OF SALES                                                44.3%           50.3%                     44.7%           49.9%

Selling and distribution expenses                       48,920          51,504       -5.0%        70,361          74,068       -5.0%
General and administrative expenses                      6,272           5,736        9.3%        12,077          11,681        3.4%
Other operating expenses                                 1,098             544      101.8%         1,840             429      328.9%
Asset impairment charges                                 8,041              --      100.0%         8,041              --      100.0%
                                                  ------------    ------------    -------   ------------    ------------    -------
Total operating expenses                                64,331          57,784       11.3%        92,319          86,178        7.1%
                                                  ------------    ------------    -------   ------------    ------------    -------

Operating income                                         4,245          31,266      -86.4%         2,274          34,096      -93.3%
% OF SALES                                                 2.7%           17.7%                      1.1%           14.2%

Interest expense                                         5,178           5,846      -11.4%        10,335          12,086      -14.5%
Interest rate swap agreement income                         --              --        0.0%            --            (895)     100.0%
Amortization of deferred financing expenses                378             444      -14.9%           749             889      -15.7%
                                                  ------------    ------------    -------   ------------    ------------    -------
                                                         5,556           6,290      -11.7%        11,084          12,080       -8.2%
                                                  ------------    ------------    -------   ------------    ------------    -------

(Loss) income before income taxes                       (1,311)         24,976     -105.2%        (8,810)         22,016     -140.0%
Income tax (benefit) provision                            (537)         10,241     -105.2%        (3,612)          9,027     -140.0%
                                                  ------------    ------------    -------   ------------    ------------    -------
Net (loss) income                                 $       (774)   $     14,735     -105.3%  $     (5,198)   $     12,989     -140.0%
                                                  ============    ============    =======   ============    ============    =======


Basic and diluted earnings per share:
Net (loss) income per common share                $      (0.04)   $       0.67     -106.0%  $      (0.24)   $       0.59     -140.7%
                                                  ============    ============    =======   ============    ============    =======


Weighted average shares
  outstanding - Basic                               22,072,549      22,072,549                22,072,549      22,072,549
                                                  ============    ============              ============    ============
Weighted average shares
  outstanding - Diluted                             22,072,549      22,131,507                22,072,549      22,129,403
                                                  ============    ============              ============    ============

EBITDA                                            $      7,217    $     33,971      -78.8%  $      8,076    $     39,429      -79.5%
                                                  ============    ============    =======   ============    ============    =======
Adjusted EBITDA                                   $     15,258    $     34,571      -55.9%  $     16,117    $     40,029      -59.7%
                                                  ============    ============    =======   ============    ============    =======

                                                              -7-

                                    HINES HORTICULTURE, INC.
                              CONDENSED CONSOLIDATED BALANCE SHEETS
                                     June 30, 2006 and 2005
                                    (Unaudited, in thousands)

                                                                              June 30,
ASSETS                                                  Footnotes         2006         2005
                                                        ---------       --------     --------

Current assets:
    Cash                                                   (1)          $  6,077     $    173
    Accounts receivable, net                                              52,556       67,189
    Inventories                                            (1)           157,683      165,997
    Consigned inventories                                  (1)             4,663        3,000
    Prepaid expenses and other current assets                              2,313        3,129
    Assets held for sale                                                      --        7,046
                                                                        --------     --------

                                Total current assets                     223,292      246,534
                                                                        --------     --------

Fixed assets, net                                                        112,553      124,531
Deferred financing expenses, net                                           5,608        7,993
Deferred income taxes                                                     11,481        9,210
Goodwill                                                                  43,926       43,926
                                                                        --------     --------

                                        Total assets                    $396,860     $432,194
                                                                        ========     ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                       (1)          $ 19,934     $ 24,982
    Accrued liabilities                                                   15,017       17,140
    Accrued payroll and benefits                                           7,702        8,905
    Accrued interest                                                       4,682        4,710
    Long-term debt, current portion                                           --        5,714
    Borrowings on revolving credit facility                                   --       15,034
    Deferred income taxes                                                 62,515       75,472
                                                                        --------     --------

                           Total current liabilities                     109,850      151,957
                                                                        --------     --------

Long-term debt                                                           175,000      201,667
Deferred gain on land sales                                               56,109           --
Other liabilities                                                          2,691        4,615

Shareholders' equity                                                      53,210       73,955
                                                                        --------     --------

          Total liabilities and shareholders' equity                    $396,860     $432,194
                                                                        ========     ========


                                              -8-


                            HINES HORTICULTURE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Six Months Ended June 30, 2006 and 2005
                            (Unaudited, in thousands)

                                                                    June 30,
                                                                2006        2005
                                                              --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                         $ (5,198)   $ 12,989
    Adjustments to reconcile net (loss) income to net
            cash provided by operating activities:
         Depreciation                                            5,802       5,333
         Accretion of asset retirement obligations                  13          51
         Amortization of deferred financing costs                  749         889
         Interest rate swap agreement income                        --        (895)
         Deferred income taxes                                  (3,612)      9,027
         Gain on disposition of fixed assets                       (19)       (171)
         Asset impairment charges                                8,041          --
    Change in working capital accounts:
         Accounts receivable                                   (36,112)    (47,220)
         Inventories                                            22,148      11,999
         Prepaid expenses and other current assets                 346         (57)
         Accounts payable and accrued liabilities               13,308      22,166
                                                              --------    --------
                  Net cash provided by operating activities      5,466      14,111
                                                              --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                    (3,624)     (5,347)
    Proceeds from sale of fixed assets                          14,403         194
    Proceeds from land sale option                                  --       1,100
                                                              --------    --------
        Net cash provided by (used in) investing activities     10,779      (4,053)
                                                              --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net repayments on revolving line of credit                 (10,080)     (8,575)
    Repayments of long-term debt                                    --      (1,910)
    Deferred financing costs                                      (150)         --
                                                              --------    --------
                    Net cash used in financing activities      (10,230)    (10,485)
                                                              --------    --------

NET CHANGE IN CASH                                               6,015        (427)

CASH, beginning of year                                             62         600
                                                              --------    --------

CASH, end of period                                           $  6,077    $    173
                                                              ========    ========

                                      -9-


                            HINES HORTICULTURE, INC.
                   RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS
                THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                            (UNAUDITED, IN THOUSANDS)

"EBITDA" is defined as income before interest expense, provision for income taxes and depreciation/amortization expense. "Adjusted EBITDA" is EBITDA plus severance charges and asset impairment charges. EBITDA and Adjusted EBITDA have been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States of America, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures for performance relative to other companies. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted
EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance determined in accordance with GAAP. Our reconciliation of EBITDA and Adjusted EBITDA to net (loss) income and cash flow from operating activities is as follows:


                                               Three Months Ended       Six Months Ended
                                              --------------------    --------------------
                                              June 30,    June 30,    June 30,    June 30,
                                                2006        2005        2006        2005
                                              --------    --------    --------    --------

Net (loss) income                             $   (774)   $ 14,735    $ (5,198)   $ 12,989
Income tax (benefit) provision                    (537)     10,241      (3,612)      9,027
Amortization of deferred financing expenses        378         444         749         889
Interest rate swap agreement income                 --          --          --        (895)
Interest expense                                 5,178       5,846      10,335      12,086
Depreciation                                     2,972       2,705       5,802       5,333
                                              --------    --------    --------    --------
EBITDA                                           7,217      33,971       8,076      39,429
                                              --------    --------    --------    --------

Severance charges                                   --         600          --         600
Asset impairment charges                         8,041          --       8,041          --
                                              --------    --------    --------    --------
Adjusted EBITDA                               $ 15,258    $ 34,571    $ 16,117    $ 40,029
                                              ========    ========    ========    ========

                                               Three Months Ended       Six Months Ended
                                              --------------------    --------------------
                                              June 30,    June 30,    June 30,    June 30,
                                                2006        2005        2006        2005
                                              --------    --------    --------    --------

Cash flow from operating activities           $ 32,434    $ 51,324    $  5,466    $ 14,111
Interest expense                                 5,178       5,846      10,335      12,086
Accretion of asset retirement obligation           (11)        (20)        (13)        (51)
Gain on sale of assets                              (1)         56          19         171
Asset impairment charges                        (8,041)         --      (8,041)         --
Changes in working capital accounts            (22,342)    (23,235)        310      13,112
                                              --------    --------    --------    --------
EBITDA                                           7,217      33,971       8,076      39,429
                                              --------    --------    --------    --------

Severance charges                                   --         600          --         600
Asset impairment charges                         8,041          --       8,041          --
                                              --------    --------    --------    --------
Adjusted EBITDA                               $ 15,258    $ 34,571    $ 16,117    $ 40,029
                                              ========    ========    ========    ========

                            HINES HORTICULTURE, INC.
                  (FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS)
                                   (UNAUDITED)


GENERAL:
--------

(1) Certain reclassifications have been made in prior period financial statements to conform to fiscal 2006 classifications.




                                      -11-